UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2009 (April 17, 2009)
CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification Number)
incorporation)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices,
including zip code)
Registrant’s telephone number, including area code:      (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-99.1: PRESS RELEASE

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Certain Officers
(e) Compensatory Arrangements of Certain Officers
     On April 17, 2009, CVR Energy, Inc. (the “Company”) announced Edward A. Morgan has agreed to join the Company, to serve as its Chief Financial Officer and Treasurer beginning during the week of May 11, 2009 (the “Effective Date”). The Company and Mr. Morgan, age 39, entered into an Employment Agreement dated April 1, 2009 (the “Employment Agreement”) with a term commencing no later than May 15, 2009 and ending on December 29, 2010 unless terminated earlier as provided in the agreement.
     The Employment Agreement provides Mr. Morgan with a base annual salary of $275,000 plus eligibility for a performance-based annual cash bonus with a target payment equal to 120% of his annual base salary to be based upon individual and/or Company performance criteria as established by the compensation committee of the board of directors of the Company. In addition, the Employment Agreement entitles Mr. Morgan to a $60,000 signing bonus as of the Effective Date plus reimbursement for certain relocation expenses. Finally, if Mr. Morgan’s employment is terminated either by the Company without cause and other than for disability or by Mr. Morgan for good reason (as defined in the Employment Agreement), then Mr. Morgan is entitled to receive as severance, at his election, either: (a) (i) salary continuation for 12 months at his base salary and (ii) the continuation of medical benefits for 12 months or until such time as he becomes eligible for medical benefits from a subsequent employer; or (b) a lump sum payment equal to 12 months of his base salary. Receipt of the foregoing severance is conditioned on Mr. Morgan’s execution, delivery and non-revocation of a general release of claims, and his compliance with certain restrictive covenants described in the Employment Agreement.
     In connection with the commencement of his employment with the Company, as of the Effective Date, Mr. Morgan will enter into a Restricted Stock Agreement with the Company, pursuant to which he will receive 25,000 shares of non-vested restricted stock in the Company in accordance with the Company’s 2007 Long Term Incentive Plan. Mr. Morgan will have the right to vote these shares as of the grant date. However, the shares will vest and the transfer restrictions on these shares will lapse in one-third annual increments beginning on the first anniversary of the Effective Date.
     Prior to joining the Company, Mr. Morgan has served as Vice President and Chief Financial Officer for Delek US Holdings, Inc. (“Delek”). According to Delek’s SEC filings, Delek owns and operates a diversified energy business consisting of (i) a 60,000 bpd independent refinery in Tyler, Texas, (ii) a marketing segment selling refined products in west Texas through company-owned and third-party operated terminals and (iii) a retail segment marketing refined fuels and convenience merchandise through more than 450 company-operated retail fuel and convenience stores. Mr. Morgan has spent the past seven years at Delek, having been the chief financial officer for its operating segments for the past five years. He was named vice president of Delek in February 2005 and chief financial officer of Delek in April 2006 in connection with Delek’s initial public offering, which became effective in May 2006.
(b) Departure of Directors or Certain Officers
     On January 26, 2009, the Company announced that James T. Rens, Chief Financial Officer and Treasurer of the Company, had entered into a Separation Agreement dated January 23, 2009 with the Company and Coffeyville Resources, LLC (the “Separation Agreement”), pursuant to which Mr. Rens’s employment with the Company would cease on the earlier to occur of (i) June 30, 2009, or (ii) ten days after written notice from the Company that Mr. Rens’s services were no longer necessary. In connection with the Company’s appointment of Mr. Morgan as its new Chief Financial Officer and Treasurer, the Company will notify Mr. Rens of the termination of his employment pursuant to the Separation Agreement.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
99.1	Press release dated April 17, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 17, 2009

CVR ENERGY, INC.
By:	/s/ Edmund S. Gross
Edmund S. Gross
Senior Vice President, General Counsel and Secretary